                                                                   Exhibit 23.01

                        CONSENT OF INDEPENDENT AUDITORS


Our report dated Janaury 27, 1998 on this Annual Report (Form 10-K) of Capital Re Corporation is included in Item 8.

Our audits also included the financial statement schedules of Capital Re Corporation listed in Item 14(a). These schedules are the responsibility of the Corporation's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the Registration Statement
(Form   S-8 No. 33-47723) pertaining to the Capital Re Corporation 1992 Stock
Option Plan, in Registration Statement (Form S-8 No. 33-73122) pertaining to the Capital Re Corporation Directors' Stock Option Plan and in the Registration Statement (Form S-8 No. 333-37353) pertaining to the Capital Re Corporation 1997 Employee Stock Option Plan, the Capital Re Corporation Performance Share Plan and the Capital Re Corporation Annual Incentive Plan for Covered Executive Officers of our report dated January 27, 1998, with respect to the consolidated financial statements, and our report included in the preceding paragraph with respect to the financial statement schedules included in this Annual Report (Form 10-K) of Capital Re Corporation.


                                               /s/ Ernst & Young LLP


New York, New York
March  25, 1998